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                                                                   EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8/S-3 No. 33-72664) pertaining to the Employees' Incentive Stock Option Plan of 1990 and the Outside Directors' Non-Qualified Stock Option Plan of 1992 and the Registration Statement (Form S-3 No. 33-77848) pertaining to the registration of 554,272 shares of common stock and the Registration Statement (Form S-3 No. 33-97202) pertaining to the registration of 1,388,087 shares of common stock of our report dated June 13, 1997, with respect to the consolidated financial statements and schedule of PMR Corporation included in the Annual Report (Form 10-K) for the year ended April 30, 1997.


                                      ERNST & YOUNG LLP


July 28, 1997
San Diego, California